Exhibit 10.8

Patent Share Transfer Agreement

StaGen Co., Ltd. (hereinafter referred to as “Party A”) and DRC Medicine Ltd. (hereinafter referred to as “Party B”) hereby conclude the following agreement (hereinafter referred to as “this Transfer Agreement”) regarding the transfer of a part or all of the shares of the patent rights held by Party A, as specified in Attachment 1, from Party A to Party B.

Article 1 (Transfer of Patent Share and Consideration)

1.	Party A hereby transfers (hereinafter referred to as “this Transfer”) the shares of the patent rights related to Subject Patent 1, Subject Patent 2, and Subject Patent 3 described in Attachment 1 (hereinafter collectively referred to as “the Subject Patents”) held by Party A to Party B in the following proportions:

(1)	50% share of the patent right related to Subject Patent 1

(2)	50% share of the patent right related to Subject Patent 2

(3)	100% share of the patent right related to Subject Patent 3

2.	Party B shall pay the following amounts to Party A as consideration for this Transfer:

(1)	245,000,000 JPY (excluding tax) as consideration for the transfer of the share described in Item 1 of the preceding paragraph.

(2)	245,000,000 JPY (excluding tax) as consideration for the transfer of the share described in Item 2 of the preceding paragraph.

(3)	10,000,000 JPY (excluding tax) as consideration for the transfer of the share described in Item 3 of the preceding paragraph.

3.	The payment deadline for the total consideration of 500,000,000 JPY (excluding tax) set forth in the preceding paragraph shall be as follows:

(1)	Within one month from the date of conclusion of this Transfer Agreement for a total of 30,000,000 JPY (excluding tax), consisting of 10,000,000 JPY from each of the considerations for Item 1 and Item 2 of the preceding paragraph, and 10,000,000 JPY for Item 3 of the preceding paragraph.

(2)	Within 3 months after Party B receives from Party A a provisional report (regardless of the title of the report, and including electronic records) created by the principal investigator, the clinical trial institution, or a CRO, stating that the efficacy of the primary endpoint in the Phase Ib study using Hx as a biomarker, conducted as the research described in Attachment 2 (hereinafter referred to as “the Research”), has been confirmed, for a total of 70,000,000 JPY (excluding tax), consisting of 35,000,000 JPY from each of the considerations for Item 1 and Item 2 of the preceding paragraph.

(3)	Within 30 days from the date Party B receives from Party A a copy of the finalized clinical study report (including electronic records) stating that the efficacy of the primary endpoint in the Phase Ib study using Hx as a biomarker, conducted as the Research, has been confirmed, for the remaining amount of 400,000,000 JPY (excluding tax).

4.	Notwithstanding the preceding paragraph, the payments stipulated in the following items by Party B to Party A shall be made in exchange for the delivery of all documents, etc., necessary for the procedures for registration of transfer to the patent office of each country for each share related to the Subject Patents.

(1)	Among the payments defined in Item 1 of the preceding paragraph, the payment of 10,000,000 JPY (excluding tax) for Item 3 of Paragraph 2 related to Subject Patent 3 defined in Paragraph 1.

(2)	Among the payment of 400,000,000 JPY (excluding tax) defined in Item 3 of the preceding paragraph, the payment of the remaining balance of 200,000,000 JPY (excluding tax) of the amount for Item 1 of Paragraph 2 related to Subject Patent 1. (3) Among the payment of 400,000,000 JPY (excluding tax) defined in Item 3 of the preceding paragraph, the payment of the remaining balance of 200,000,000 JPY (excluding tax) of the amount for Item 2 of Paragraph 2 related to Subject Patent 2.

5.	Party A and Party B agree that the timing of the transfer of the shares under Paragraph 1, Items 1 through 3 related to the Subject Patents shall be at the following points in time. However, Party B confirms in advance that, depending on the laws of the countries where the Subject Patents are registered, the shares under Paragraph 1, Items 1 through 3 related to the Subject Patents may not legally effectively transfer to Party B until the procedures for registration of transfer to the patent office of each country are completed.

(1)	Subject Patent 1: At the time of completion of payment of the full remaining balance of 200,000,000 JPY under Paragraph 2, Item 1.

(2)	Subject Patent 2: At the time of completion of payment of the full remaining balance of 200,000,000 JPY under Paragraph 2, Item 2.

(3)	Subject Patent 3: At the time of completion of payment of the full consideration under Paragraph 2, Item 3.

Article 2 (Restrictions on Implementation of Patent Rights)

1.	Party B covenants that regarding the inventions related to the shares of Subject Patent 1 and Subject Patent 2 to be acquired pursuant to the preceding Article, it shall implement them only for uses related to Parkinson’s disease and shall not implement them for any other uses.

2.	Party B understands and agrees to publicly announce the fact that the implementation restriction defined in this Article is attached to the inventions related to the shares of Subject Patent 1 and Subject Patent 2 to be acquired pursuant to the preceding Article, on Party A’s website or any other public information or materials that mention the inventions related to the shares of Subject Patent 1 and Subject Patent 2.

3.	In the event that Party B violates Paragraph 1 of this Article, Party B shall lose the shares of Subject Patent 1 and Subject Patent 2, and such shares shall revert to Party A.

4.	In the event that Party B violates Paragraph 1 of this Article, Party B shall indemnify Party A for direct and ordinary damages incurred by Party A (excluding lost profits, consequential damages, special damages, and indirect damages).

Article 3 (Patent Transfer Procedures, etc.)

1.	The procedures for application for registration of transfer to the patent office and other authorities required in each country regarding this Transfer shall be conducted by a patent firm designated by Party A, and Party B shall bear its own costs.

2.	The costs required for procedures concerning the maintenance and management of the Subject Patents after the completion of the registration of transfer related to this Transfer shall be borne by Party A and Party B in proportion to their shares.

3.	In the event that Party B loses the shares of the Subject Patents pursuant to Article 2, Paragraph 3 or Article 13, Paragraph 2, and such shares revert to Party A, Party B shall promptly provide Party A, upon Party A’s request, with all documents, etc., necessary for Party A to perform procedures for application for registration of transfer to the patent offices and other authorities of each country.

Article 4 (Non-refund of Consideration)

The consideration paid by Party B to Party A based on this Transfer Agreement shall not be refunded for any reason whatsoever.

Article 5 (Inventor Compensation)

In the event that net profits are generated from Subject Patent 1, Party B shall pay compensation to the inventors of Subject Patent 1 as follows:

(1)	Inventors

* Name: Takeshi Nishino

Address: 6-13-6-501 Honkomagome, Bunkyo-ku, Tokyo

* Name: Naoyuki Kamatani

Address: 2-31-3 Minami-Ogikubo, Suginami-ku, Tokyo

(2)	Compensation Criteria

From the consideration directly obtained by Party B from a third party through the implementation or licensing, etc., of Subject Patent 1 (hereinafter referred to as “Direct Consideration”), the amount obtained by deducting the costs disbursed by Party B for the application, examination response, registration, registration maintenance, and utilization of the Subject Invention (hereinafter referred to as “Maintenance/Utilization Costs, etc.”) (hereinafter referred to as “Net Revenue”) shall be the basis for compensation at the following rates. Maintenance/Utilization Costs, etc., shall include costs related to the sales and management of products or services using the said patented invention (including but not limited to manufacturing costs including material costs, labor costs, and expenses reasonably calculated according to Party B’s accounting policies, sales personnel costs, sales commissions, advertising and promotion costs, logistics costs, general administrative costs, market development costs, etc.).

*	Takeshi Nishino: 1.5%

*	Naoyuki Kamatani: 1.5%

(3)	Payment Timing

*	First Payment Date: The end of the calendar month six months after the end of the calendar month in which the cumulative amount of Direct Consideration received by Party B (without interest) exceeds the cumulative amount of payments for Maintenance/Utilization Costs, etc. (without interest) and the Net Revenue exceeds 1,000 million JPY (hereinafter referred to as “First Calculation Period Expiration Date”).

*	Second and Subsequent Payment Dates (Scheduled Dates): Compensation for Net Revenue for the six months starting from the day following the First Calculation Period Expiration Date shall be paid at the end of the responding calendar month six months after the First Payment Date. Thereafter, this example shall apply. However, if a single compensation payment amount is less than 5 million JPY, the payment for that time shall be deferred, and it shall be paid at the point when the total amount exceeds 5 million JPY when combined with the next payment due. (Interest shall not be attached to the deferred compensation equivalent amount).

Article 6 (Restrictions on Transfer of Share and Licensing)

1.	Neither Party A nor Party B shall establish or grant license rights (whether exclusive or non-exclusive) regarding Subject Patent 1 and Subject Patent 2 to any third party without the prior written consent of the other party. However, Party B consents to Party A establishing or granting license rights (whether exclusive or non-exclusive) regarding Subject Patent 1 and Subject Patent 2 to a third party for uses other than uses related to Parkinson’s disease.

2.	Notwithstanding the preceding paragraph, entrusting the manufacture of compounds or compositions based on the inventions related to Subject Patent 1 and Subject Patent 2 to a third party, regardless of the legal form, and granting licenses to said third party to the extent necessary for such entrustment shall not be restricted.

3.	Neither Party A nor Party B shall assign, transfer, or pledge their own share in Subject Patent 1 and Subject Patent 2 without the prior written consent of the other party.

4.	In the event that Party A or Party B transfers all or part of Subject Patent 1 to a third party with the consent of the other party, they shall cause the assignee to succeed to the payment obligation related to inventor compensation defined in Article 5 in the contract related to said transfer.

5.	In the event that Party A or Party B establishes or grants a license to a third party with the consent of the other party based on Paragraph 1 of this Article, the remaining amount after deducting the compensation defined in the preceding Article from the consideration received by the licensor from the third party based on said license grant shall be distributed between Party A and Party B in proportion to their share ratio in the patent right subject to said license.

Article 7 (Measures after Conclusion of this Transfer Agreement)

1.	Party A agrees to the matters defined in the following items:

(1)	To provide technical guidance within a reasonable range based on Party B’s request.

(2)	To obtain consent from Naoyuki Kamatani of Party A, regardless of whether Naoyuki Kamatani belongs to Party A, to the effect that he will provide technical cooperation and technical guidance regarding clinical research, clinical trials, and pharmaceutical approval applications related to Parkinson’s disease implemented or involved by Party B, and to submit a consent document of Naoyuki Kamatani approved by Party B stating such content.

2.	Party B agrees to pay consideration or remuneration to be separately discussed and determined to Party A or Naoyuki Kamatani, on the condition that the matters defined in the preceding paragraph are fulfilled, and to respond in good faith regarding the treatment of Naoyuki Kamatani.

3.	Based on the results of the Phase Ib study using Hx as a biomarker implemented as the Research, if Party A reasonably judges from a medical or scientific standpoint that the implementation of Phase II and Phase III studies is appropriate, Party B shall implement said Phase II and Phase III studies. If Party B judges that the implementation of Phase II or Phase III studies is not appropriate, it may present the reasonable grounds serving as the basis for such judgment to Party A in writing.

Article 8 (Improvement Inventions)

1.	In the event that Party A or Party B creates an improvement invention or improvement technology related to Parkinson’s disease regarding the inventions related to the Subject Patents (hereinafter referred to as “Improvement Technology, etc.”), they shall immediately notify the other party of the content in writing.

2.	If the party who created the Improvement Technology, etc., in the preceding paragraph wishes to apply for intellectual property rights for said Improvement Technology, etc., in any country, they shall disclose the details of the application content to the other party before such application.

3.	Except where Party A has obtained Party B’s prior written consent, Party A shall not establish or grant licenses, assign, transfer, succeed, pledge, or otherwise dispose of the Improvement Technology, etc., and intellectual property rights related to the Improvement Technology, etc. (including the right to receive intellectual property rights; hereinafter the same in this Article) to a third party.

4.	Party B may request Party A to transfer all or part of the share of the intellectual property rights related to the Improvement Technology, etc.

5.	In the event that Party B makes a request under the preceding paragraph, Party A and Party B shall discuss in good faith regarding the transfer of intellectual property rights for the Improvement Technology, etc., but Party A shall not bear the obligation to transfer.

6.	In the event that Party B acquires all or part of the share of the right to receive intellectual property rights related to the Improvement Technology, etc., and wishes to file an application for said Improvement Technology, etc., Party A shall cooperate with this.

7.	Notwithstanding the provisions of the preceding paragraphs, a party who has not created the Improvement Technology, etc., may implement said Improvement Technology, etc., free of charge.

8.	Notwithstanding the provisions of the preceding paragraphs, Party B agrees that in the event that Party A newly establishes rights as intellectual property rights regarding the results of the Research, it shall be handled based on the handling regulations for intellectual property rights of the Japan Agency for Medical Research and Development (AMED) or the arrangement between said Agency and Party A.

Article 9 (Confidentiality)

1.	Party A and Party B shall treat as secret all technical, information, know-how, flow sheets, drawings, data, calculation results, and reports obtained from the other party orally or by written or visual means, etc., regardless of whether tangible or intangible, as well as information regarding the other party’s business partners and customers, and all business, technical, and personnel information such as the other party’s management status and personal information regarding the other party’s employees (hereinafter referred to as “Confidential Information”). In the case where information is disclosed embodied in writing, electromagnetic recording media, or other media, it must be clearly indicated as confidential information by attaching a label such as “Secret”, “Confidential”, etc., to said media. In the case where information is disclosed orally or visually, the discloser must orally clearly state that said information is confidential at the time of disclosure, and notify the recipient in writing clarifying the content of the confidential information and that it is confidential information within one week from the date of said disclosure. Furthermore, the content of the report disclosed based on Article 1, Paragraph 3, Item 2 shall be deemed to fall under Confidential Information regardless of whether the discloser is Party A, Party B, or a third party. However, this shall not apply to the following:

(1)	Information that was already known to the other party prior to disclosure.

(2)	Information that was already in the public domain at the time of disclosure.

(3)	Information that became public domain after disclosure without reasons attributable to the other party.

(4)	Information that the other party legally obtained without bearing a duty of confidentiality from a third party having legitimate rights (meaning all persons other than the other party; hereinafter the same).

(5)	Information independently developed by the other party irrelevant to the Confidential Information.

2.	Party A and Party B shall maintain the confidentiality of Confidential Information with the care of a good manager.

3.	Party A and Party B may use Confidential Information only within the range necessary for the Research, and when reproduction or modification is necessary, they must receive prior written consent from the other party.

4.	Party A and Party B shall not use Confidential Information for purposes other than business execution related to the Subject Patents or disclose it to a third party without the prior written consent of the other party. However, this shall not apply to disclosure to the minimum necessary extent to parent companies, subsidiaries, affiliated companies, other related companies, officers and employees of oneself and related companies, subcontractors, and lawyers, certified public accountants, tax accountants, other advisors, financial institutions, securities companies, and financial instruments exchanges requested by oneself and related companies.

5.	In the event that Party A or Party B violates the confidentiality obligation and causes damage to the other party, they shall compensate the other party for such damage.

6.	Notwithstanding the provisions of Article 11, the confidentiality obligation of this Article shall survive for 3 years after the termination of this Transfer Agreement.

Article 10 (Non-Warranty)

Party A does not warrant any of the following to Party B and assumes no responsibility whatsoever, except as otherwise separately provided in this Transfer Agreement.

(1)	That the Subject Patents are valid.

(2)	That the implementation of the invention of the Subject Patents does not infringe on the rights of third parties.

(3)	Other damages to Party B arising from the implementation of the Subject Patents based on this Transfer Agreement.

Article 11 (Representations and Warranties)

1.	Party A represents and warrants that the matters defined in the following items are true as of the date of conclusion of this Transfer Agreement.

(1)	It has all necessary authority and power to legally and validly conclude this Transfer Agreement and to fulfill it, and is not subject to restrictions and constraints under laws and regulations, etc.

(2)	This Transfer Agreement constitutes a legal, valid, and legally binding obligation, and such obligation is enforceable in accordance with each provision of this Transfer Agreement.

(3)	Regarding the conclusion and fulfillment of this Transfer Agreement, (i) applicable laws and regulations, (ii) contracts, etc. to which Party A is a party, (iii) procedures based on Party A’s internal regulations, and (iv) procedures where stipulated in research, etc. in which Party A is involved, have all been fulfilled, and it does not violate these nor constitute a default event, etc.

2.	Party B represents and warrants that the matters defined in the following items are true as of the date of conclusion of this Transfer Agreement.

(1)	It has all necessary authority and power to legally and validly conclude this Transfer Agreement and to fulfill it, and is not subject to restrictions and constraints under laws and regulations, etc.

(2)	This Transfer Agreement constitutes a legal, valid, and legally binding obligation, and such obligation is enforceable in accordance with each provision of this Transfer Agreement.

(3)	Regarding the conclusion and fulfillment of this Transfer Agreement, (i) applicable laws and regulations, (ii) contracts, etc. to which Party B is a party, and (iii) procedures based on Party B’s internal regulations have all been fulfilled, and it does not violate these nor constitute a default event, etc.

(4)	No lawsuits to which Party B is a party that would have a material impact on the conclusion or fulfillment of this Transfer Agreement are pending, and no reasons for the possibility of such lawsuits pending in the future are recognized.

Article 12 (Contract Period)

This Transfer Agreement shall come into effect from the date of conclusion of this Transfer Agreement and shall validly survive until all patent rights included in the Subject Patents extinguish due to expiration of the period, etc. Note that the claims and obligations of each party generated by the termination of this Transfer Agreement (excluding claims and obligations related to Article 2 and Article 6, Paragraphs 1 through 4) shall survive thereafter.

Article 13 (Termination of Contract)

1.	Party A may terminate this Transfer Agreement by written notice to Party B if any of the following events occur to Party B.

(1)	If Party B violates the provisions stipulated in this Agreement and fails to rectify said violation within a period specified by Party A despite Party A’s demand for rectification within said period.

(2)	If Party B has not received notice that listing on the US NASDAQ has been approved by the end of September 2026.

(3)	If payment of each consideration for this Transfer based on this Transfer Agreement is not made even after 60 days have passed from each payment deadline for said consideration for this Transfer (However, excluding cases where there is no provision of delivery of all documents, etc., necessary for Party A to perform transfer registration procedures to the patent offices of each country related to the exchange performance defined in Article 1, Paragraph 4).

2.	In the event that Party A terminates all or part of this Transfer Agreement based on the preceding paragraph, Party B shall lose the shares related to this Transfer subject to termination, and said shares shall revert to Party A.

3.	In the event that Party A terminates this Transfer Agreement based on Paragraph 1, Party B shall not be able to claim any monetary payment from Party A, including claims for the refund of consideration.

Article 14 (Governing Law and Jurisdiction)

1.	The interpretation and applicable law of this Transfer Agreement shall be governed by the laws of Japan.

2.	Regarding disputes arising in relation to this Transfer Agreement, the Tokyo District Court shall be the exclusive agreed jurisdictional court of the first instance.

In witness whereof, to prove the establishment of this Agreement, if concluded in writing, two copies of this document shall be created, and upon Party A and Party B signing and sealing, each shall retain one copy. In the case of an electronic contract, an electromagnetic record of this document shall be created, and after agreement by Party A and Party B, electronic signatures shall be applied, and each shall retain that electromagnetic record.

December 26, 2025

Party A:	TK AZUMA Bldg. 3F, 4-17-9 Kuramae, Taito-ku, Tokyo
StaGen Co., Ltd.
Representative Director and Chairman: Naoyuki Kamatani [Seal]

Party B:	Shinjuku i-Land Tower 4F, 6-5-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo
DRC Medicine Ltd.
Representative Director and President: Narumi Okazaki [Seal]

Attachment 1: List of Subject Patents

1.	Subject Patent 1

Registration Number	Registration Country	Title of Invention	Rights Holder
6153281	Japan	Intracellular ATP Enhancer	StaGen Co., Ltd.
10682372	USA	Intracellular ATP Enhancer	StaGen Co., Ltd.
3342414	EU	Intracellular ATP Enhancer	StaGen Co., Ltd.
3342414	UK	Intracellular ATP Enhancer	StaGen Co., Ltd.
3342414	France	Intracellular ATP Enhancer	StaGen Co., Ltd.
60 2016 070 884.1	Germany	Intracellular ATP Enhancer	StaGen Co., Ltd.
ZL2016 8 0049519.6	China	Intracellular ATP Enhancer	StaGen Co., Ltd.
HG1246165	Hong Kong	Intracellular ATP Enhancer	StaGen Co., Ltd.
10-2600879	South Korea	Intracellular ATP Enhancer	StaGen Co., Ltd.
2995052	Canada	Intracellular ATP Enhancer	StaGen Co., Ltd.
1120180026484	Brazil	Intracellular ATP Enhancer	StaGen Co., Ltd.
390322	Mexico	Intracellular ATP Enhancer	StaGen Co., Ltd.
2728722	Russia	Intracellular ATP Enhancer	StaGen Co., Ltd.

2.	Subject Patent 2

Registration Number	Registration Country	Title of Invention	Rights Holder
6937134	Japan	Intracellular ATP Enhancer	StaGen Co., Ltd.
10881662	USA	Intracellular ATP Enhancer	StaGen Co., Ltd.
3542823	EU	Intracellular ATP Enhancer	StaGen Co., Ltd.
3542823	UK	Intracellular ATP Enhancer	StaGen Co., Ltd.
3542823	France	Intracellular ATP Enhancer	StaGen Co., Ltd.
602017080081.3	Germany	Intracellular ATP Enhancer	StaGen Co., Ltd.
ZL201780083970.4	China	Intracellular ATP Enhancer	StaGen Co., Ltd.
HK40007559	Hong Kong	Intracellular ATP Enhancer	StaGen Co., Ltd.

3.	Subject Patent 3

Registration Number	Registration Country	Title of Invention	Rights Holder
6867142	Japan	Drug for improving Parkinson’s symptoms	StaGen Co., Ltd.

Attachment 2

Research aiming for the development of a Parkinson’s disease therapeutic drug (combination drug of febuxostat and inosine) using hypoxanthine concentration as a biomarker

Research Project Information

●	Management Number: 24ek0109724h0001

●	Integrated Project: Pharmaceutical Project

●	Project Name: Research Project for Practical Application of Intractable Diseases

●	Representative Research Institution: Fujita Academy, Fujita Health University

●	Principal Investigator: (2024) Hirohisa Watanabe, Professor, Department of Neurology, School of Medicine, Fujita Health University, Fujita Academy

●	Research Period: FY2024 - FY2026

●	Allocation to Institution: 0 thousand yen

●	Allocation:

○	Year: 2024

○	Researcher Name: [Blank]

○	Consignment Fee: [Blank]

○	Allocation Amount (Thousand Yen): Allocation amounts will be displayed after the final amount is determined.

Research Overview (2024) / Research Results Information

Parkinson’s disease (PD) and Alzheimer’s disease (AD) are serious neurodegenerative diseases. While there are symptom-improving drugs for PD, there are no curative drugs.

Representative Research Developer Hirohisa Watanabe conducted an exploratory clinical trial using a combination of febuxostat and inosine for 2 months on 26 PD patients and demonstrated efficacy and safety for PD. This is based on the hypothesis that febuxostat, a xanthine oxidoreductase inhibitor (XORI), cooperates with inosine to increase blood hypoxanthine (Hx) and enhance ATP in the brain. We found that Hx values are low in PD, and furthermore, that the therapeutic effect of this treatment method is stronger in patients with lower values, and we turned the fact that blood Hx serves as a biomarker into intellectual property.

Regarding the original hypothesis of this treatment method, Research Development Co-investigator Naoyuki Kamatani established from human genome and evolutionary research that ATP decrease due to mitochondrial dysfunction explains the disorders of AD and PD. In response to this, he discovered that XORI causes ATP enhancement via Hx increase, and further demonstrated the enhancement of the effect of XORI and reduction of side effects by combined use of inosine in clinical trials.

Based on the above, the combined use of XORI and inosine suppresses the onset process of PD, so disease-modifying effects can be expected. If efficacy for PD can be demonstrated in this study, efficacy for AD can also be expected, contributing to the well-being of patients worldwide suffering from neurodegenerative diseases and leading to a reduction in social burden.